Exhibit 99.1

Agrify Announces Completed Restatements of Prior Period Results

TROY, Michigan, October 2, 2023 (GLOBE NEWSWIRE) -- Agrify Corporation (Nasdaq: AGFY) (“Agrify” or the “Company”), a leading provider of innovative cultivation and extraction solutions for the cannabis industry, today announced that the Company has completed restatements of previously issued quarterly filings for the first three quarters of its 2022 fiscal year (collectively the “Restatements”). The Company will file its Amended Forms 10-Q for the first, second, and third quarters of 2022 with the U.S. Securities and Exchange Commission (“SEC”) today.

The Restatements primarily relate to warrants issued in January 2022 and March 2022 that were reclassified as liabilities rather than as equity, which requires the warrants to be remeasured each reporting period to present them at fair value. As previously announced, the Company also completed a 20 to 1 reverse stock split in July 2023, which is reflected in the restated Forms 10-Q on a retroactive basis.

As expected, the Restatements did not impact the Company’s cash position, business operation, or sales. The adjustments in the fair value of the warrants are non-cash items, but impacted earnings results. A summary of the Company’s historical and current consolidated statements is as follows:

Description	As Originally Reported	Restatements	As Restated

Q1 2022 per Form 10-Q:
Amortization of debt discount	$(20)	$(203)	$(223)
Gain (loss) from change in fair value of warrant liabilities	—	10,785	10,785
Net income (loss) attributable to Agrify	(8,882)	10,662	1,780

Q2 2022 per Form 10-Q:
Amortization of debt discount	$(1,208)	$(1,304)	$(2,512)
Gain (loss) from change in fair value of warrant liabilities	—	20,181	20,181
Net income (loss) attributable to Agrify	(93,401)	18,797	(74,604)

Q3 2022 per Form 10-Q:
Amortization of debt discount	$(762)	$(698)	$(1,460)
Gain (loss) from change in fair value of warrant liabilities	5,686	10,582	16,268
Interest expense, net	(3,979)	(675)	(4,654)
Loss on extinguishment of notes payable	(17,933)	(21,052)	(38,985)
Net income (loss) attributable to Agrify	(46,268)	(11,145)	(57,413)

“The required adjustments were non-cash and had no impact on our business operations or the economics of our commercial arrangements,” said Raymond Chang, Agrify’s Chairman and Chief Executive Officer. “We appreciate the patience of our various stakeholders as we have worked to address the issues identified in our review of Agrify’s historic financial results. We believe the review process undertaken is reflective of our diligent approach to ensuring the integrity of our financial statements and public filings. We continue to work hard to complete our 2022 Annual Report and 2023 Q1 Form 10-Q and 2023 Q2 Form 10-Q filings as expeditiously as possible and look forward to returning to business as usual going forward. As we look ahead, we remain committed to long-term value creation and executing on our mission to build out end-to-end solutions in the cannabis cultivation and extraction solutions industry in the United States and beyond. We remain cautiously optimistic about the growth trajectory of the business, and we thank our shareholders and other stakeholders for their patience as we work to complete this process.”

Earnings and Guidance Update

As previously disclosed in filings with the SEC, the Company required additional time to complete its filing of its Form 10-K for the fiscal year ended December 31, 2022, and its Forms 10-Q for the first quarter ended March 31, 2023, and the second quarter ended June 30, 2023. The Company and its independent auditor are working diligently to complete the 2022 audit and expects to file the 2022 Form 10-K, Forms 10-Q for the first quarter ended March 31, 2023, and the second quarter ended June 30, 2023, within the next 30 days.

About Agrify (Nasdaq: AGFY)

Agrify is a leading provider of innovative cultivation and extraction solutions for the cannabis industry, bringing data, science, and technology to the forefront of the market. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable cultivators to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Our comprehensive extraction product line, which includes hydrocarbon, ethanol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. For more information, please visit Agrify at http://www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding Agrify’s ability to file its annual and quarterly statements with the SEC, the timing of such filings, Agrify’s ability to grow its customer base and gain market share, and Agrify’s ability to deliver solutions and services, including the development of new solutions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Agrify has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the SEC, including under the caption “Risk Factors” in Agrify’s most recent Annual Report on Form 10-K filed with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Investor Relations and Media Inquiries

Caitlin Moakley Bricker
Chief of Staff
caitlin.moakley@agrify.com
(617) 733-0584